Exhibit 99.1
HF Foods Appoints Felix Lin as President of the Company

LAS VEGAS, Feb. 9, 2024 (GLOBE NEWSWIRE) — HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants throughout the United States (“HF Foods”, or the “Company”), is pleased to announce the appointment of Mr. Xi Lin (aka Felix Lin) as President of the Company, in addition to his current role as the Company’s Chief Operating Officer, effective February 12, 2024.

Mr. Lin has served as the Company’s Chief Operating Officer since May 1, 2022. He also previously served as an Independent Board Member for the Company from November 2019 to April 2022.

Mr. Lin’s experience includes serving as Vice President and a Senior Strategy Officer for Blue Bird Corporation (the leading school bus manufacturer in North America), overseeing Human Resources, Corporate and Operations Training, Government Relations, Compliance, and Strategy. During his time at Blue Bird Corporation, Mr. Lin also held leadership positions in Manufacturing Operations, Supply Chain, Finance, and Accounting. Earlier in his career, Mr. Lin worked as a key member of the China and Middle East business development team for Blue Bird Corporation under Cerberus Capital Management, LLP.

Peter Zhang, CEO of HF Foods added: “I am pleased to announce that Felix Lin, Chief Operating Officer, will assume the additional role of President for HF Foods. As President and Chief Operating Officer of HF Foods, Felix will lead the cross-functional collaboration internally in achieving our strategic business objectives. In this new role, Felix will continue to report directly to me.”

About HF Foods Group, Inc.

HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and China. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “believes,” “intends,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Investor Relations Contact:

HFFG Investor Relations
hffoodsgroup@icrinc.com